UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 18, 2026

OFS Capital Corporation
(Exact name of Registrant as specified in its charter)

Delaware	814-00813	46-1339639
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 W. Adams Street, Suite 1850 Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 734-2000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	OFS	The Nasdaq Global Select Market
4.95% Notes due 2028	OFSSH	The Nasdaq Global Select Market
7.50% Notes due 2028	OFSSO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.
On February 18, 2026, OFSCC-FS, LLC (the “Borrower”), an indirect wholly owned subsidiary of OFS Capital Corporation (the “Company”), entered into a revolving credit and security agreement (the “Credit Agreement”) with the lenders from time to time party thereto, Natixis, New York Branch, as administrative agent (the “Administrative Agent”), OFSCC-FS Holdings, LLC, a wholly owned subsidiary of the Company, as equityholder (in such capacity, the “Equityholder”), the Company, as servicer (in such capacity, the “Servicer”), Virtus Group, LP, as collateral administrator (in such capacity, the “Collateral Administrator”) and Citibank, N.A. (the “Bank”), as collateral agent (in such capacity, the “Collateral Agent”), which provides for borrowings in an aggregate principal amount of up to $80,000,000 (the “Natixis Credit Facility”).
The reinvestment period during which the Borrower is permitted to borrow, repay and re-borrow advances will terminate on the earlier of: (i) February 18, 2029; or (ii) the occurrence of certain other events that result in accelerated maturity under the Natixis Credit Facility. Advances under the Credit Agreement are subject to satisfaction of certain conditions, including maintenance of the required borrowing base. Any amounts borrowed under the Credit Agreement will bear interest at a rate based on Term SOFR for a three-month interest period, plus an applicable margin of: (i) during the reinvestment period, 2.35% per annum; and (ii) thereafter, 2.95% per annum (and an additional 2.00% per annum, in each case, following an event of default under the Credit Agreement). Interest is payable quarterly in arrears. Any amounts borrowed under the Credit Agreement will mature, and all accrued and unpaid interest thereunder will be due and payable, on the earlier of: (i) February 18, 2031; or (ii) the occurrence of certain other events that result in accelerated maturity under the Natixis Credit Facility. In addition, the Borrower will pay an unused fee, which will be payable in arrears on each payment date following the end of each interest accrual period in an amount equal to the sum of the products for each day in such interest accrual period from, and including the closing date of the Natixis Credit Facility, up to but excluding the reinvestment period end date of: (i) 1 divided by 360, multiplied by; (ii) 0.40%, multiplied by; (iii) as of any date of determination, an amount equal to (x) the maximum facility amount minus (y) the aggregate outstanding principal balance of advances on such date.
Borrowings under the Credit Agreement are secured by a first-priority security interest in substantially all of the assets held by the Borrower. The Borrower has made customary representations and warranties under the Credit Agreement and is required to comply with various covenants, reporting requirements and other customary requirements for similar credit facilities. The Credit Agreement contains events of default customary for similar financing transactions of this type. Upon the occurrence of an event of default, Natixis may terminate the funding amounts and declare the outstanding advances and all other obligations under the Natixis Credit Facility immediately due and payable.
All of the collateral pledged by the Borrower to secure the Borrower’s obligations under the Natixis Credit Facility is held in the custody of the Bank in its capacity as Custodian under a custodian agreement and a securities account control agreement.
The Borrower incurred certain customary fees, costs and expenses in connection with the closing of the Natixis Credit Facility. The obligations of the Borrower under the Natixis Credit Facility are limited recourse obligations, payable solely from the collateral in accordance with the Credit Agreement and the associated facility documents. The obligations of the Borrower under the Natixis Credit Facility are non-recourse to the Company and the Equityholder.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02.     Termination of a Material Definitive Agreement.
On February 18, 2026, in connection with the closing of the Natixis Credit Facility, the Borrower repaid in full all outstanding obligations due and terminated all commitments under that certain Revolving Credit and Security Agreement, dated as of June 20, 2019 (as amended), by and among the Borrower, the lenders from time to time party thereto, BNP Paribas, as administrative agent, OFSCC-FS Holdings, LLC, as equityholder, the Company, as servicer, Citibank, N.A., as collateral agent and Virtus Group, LP, as collateral administrator (the “BNP Facility”). All liens securing the BNP Facility were released upon such repayment.
Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.
Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
10.1
Revolving Credit and Security Agreement, dated as of February 18, 2026, by and among OFSCC-FS, LLC, as borrower, the lenders from time to time party thereto, Natixis, New York Branch, as administrative agent, OFSCC-FS Holdings, LLC, as equityholder, OFS Capital Corporation, as servicer, Virtus Group, LP, as collateral administrator and Citibank, N.A., as collateral agent.

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OFS CAPITAL CORPORATION

Date: February 20, 2026	By:	/s/ Bilal Rashid
Chief Executive Officer